Exhibit 99.1

Airborne Reports Second Quarter Profit

SEATTLE—July 31, 2003—Airborne, Inc. (NYSE: ABF) today reported that increased domestic shipments and improved operating efficiencies resulted in profit growth in the second quarter. Net income totaled $3.8 million, or $.08 per share in the quarter ended June 30, 2003, compared to $457,000, or $.01 per share in the second quarter of 2002. Results in 2002 included nonrecurring restructuring charges of $2.3 million, or $.03 per share after tax.

For the first half of 2003, Airborne reported a net loss of $1.8 million, or $.04 per share, compared to net income of $5.7 million, or $.12 per share, in the same period of 2002. Results for the first half of 2003 included a one time charge of $650,000, equating to $.01 per share after tax, relating to finalization of compensation due under the Air Transportation and System Stabilization Act. Results for the first half of 2002 included a nonrecurring securities gain of $1.7 million, or $.02 per share after tax, as well as the previously mentioned restructuring charges.

On March 25, Airborne announced plans to sell its ground operations network to DHL and separate its airline, ABX Air, into a new, publicly traded company that will be wholly owned by Airborne’s shareholders upon closing of the transaction. “We remain on track to complete our transaction with DHL during the third quarter of this year and are excited about the prospect of bringing the benefits of a stronger third competitor to the US carrier market,” stated Carl Donaway, Chairman and CEO of Airborne. “The waiting period under the Hart-Scott-Rodino Antitrust Improvement Act has expired, and a shareholder vote on the merger is scheduled for our Annual Meeting on August 14, 2003.” A definitive proxy statement regarding the proposed merger as filed with the Securities and Exchange Commission was mailed to Airborne shareholders as of the record date of July 8, 2003. Airborne will host its Annual Meeting of Shareholders at 10:00 am PDT on August 14, 2003, at the Westin Hotel in Seattle. Due to the timing of the upcoming meeting, management will not be hosting an earnings conference call this quarter.

Revenues and total shipments grew in both the second quarter and the first half of 2003 as revenues from increased domestic shipments offset declining international activity in comparison to last year. Revenues totaled $827 million in the quarter, compared to $812 million in the second quarter last year. For the six-month period, revenues increased to $1.65 billion, up from $1.60 billion in the first half of last year.

Domestic revenues increased 3.1% to $743 million, compared to $721 million a year ago, while international revenues decreased 7.6% to $83.7 million in the second quarter, compared to $90.5 million last year.

Total shipment volumes increased in the second quarter to 87.3 million shipments, compared to 85.6 million a year ago. Total domestic shipment volumes increased 2.2% from the second quarter of last year due to strong growth in the ground product. Average revenue per domestic shipment improved 1.4% to $8.64 in the quarter, compared to $8.53 a year ago. Total international volume decreased 6.3% in the quarter, though revenue per shipment declined only 1.4% to $58.58. The international segment operating performance recorded a loss of $155,000, an improvement over the segment losses reported in the first quarter of 2003 and the second quarter of 2002.

Ground Delivery Service (GDS) volumes averaged 239,000 shipments per day in the second quarter, exceeding management’s target of 230,000 per day, and up 73% over the average of 138,000 shipments per day in the second quarter of last year. The airborne@home service averaged 88,000 shipments per day, up 13% from 78,000 per day in the second quarter last year, but below management’s estimate of 100,000 due to a larger than expected falloff in business from catalogue merchants. Core air express shipments, which averaged 1,016,000 per day in the second quarter, decreased 7.5% from the second quarter of last year.

“Our productivity levels have been strong year-to-date,” stated Lanny Michael, Executive Vice President and CFO. “We are being responsive to the changing mix in our product volumes and adjusting our cost and operating structure as shipping volumes necessitate.” Productivity, as measured by shipments per employee hour paid, improved by 5.0% over the second quarter last year, and have improved 4.3% year-to-date.

“The continued growth of our ground business and our constant focus on improving operations drove profits in the second quarter,” Michael said. “Average operating expense per shipment decreased to $9.33 in the second quarter, compared to $9.38 per shipment last year. Our operating ratio for the quarter improved to 98.5%, from 98.9% in the second quarter last year. Although the improved operations and revenue increases more than offset the incremental expenses associated with higher volumes, the bottom line was again impacted by higher fuel and general and administrative expenses. Professional and legal costs due to our announced merger with DHL were approximately $2.3 million in the second quarter and $8.3 million so far this year. As anticipated, pension and employee healthcare costs were also a drag on profitability, increasing by $11.5 million year-to-date over the first half of 2002.”

Transportation purchased expenses decreased in the second quarter compared to last year. Although the significant growth in GDS volumes led to increased truck linehaul costs, they were offset by lower international airline costs, which declined as a result of the decreased freight volumes. Station and ground expenses rose as a result of higher facility, utility, and sort costs resulting primarily from the increase in GDS volumes.

“Fuel prices decreased compared to the levels seen in the first quarter this year, but remain higher on a year-over-year basis,” Michael said. “After reaching a low average price of $.88 per gallon in June, fuel prices trended higher in July of this year.” For the second quarter, fuel prices increased 14.8% to an average price of $0.94 per gallon, compared to $0.82 per gallon in the second quarter of last year. Jet fuel consumption decreased 6.1% to 36.2 million gallons in the second quarter.

Interest expense decreased due to lower average outstanding levels of borrowings and lower effective interest rates.

At June 30, 2003, cash and cash equivalents totaled $423 million, which included $62 million in restricted cash, compared to $376 million at year-end 2002. Total capital expenditures were $62 million in the first half of 2003, which included the acquisition of two Boeing 767 aircraft. In April of 2003, the Company amended its revolving credit facility, which resulted in revised financial covenants and a reduction of the facility to $200 million from $275 million. Airborne was in compliance with all revised financial covenants at June 30, 2003.

Outlook:

“Looking ahead, our focus will be on maintaining our business position, controlling costs, and increasing sales and labor productivity,” stated Donaway. “Air express volumes for 2003 are expected to be down for the year-over-year periods, including the third quarter. We are targeting 250,000 to 260,000 GDS shipments per day, and 75,000 to 85,000 airborne@home shipments per day in the third quarter.”

“We expect continued operating performance pressure in 2003 from higher operating costs, due to higher GDS shipment volumes, as well as a continued increase in pension, employee healthcare costs, and fuel costs,” Michael added. “The level of legal and professional expenses in 2003 are expected to remain higher than last year due to the ongoing work related to the DHL transaction. Fuel prices, while having abated some from the March 2003 peak, will likely remain higher on a year-over-year comparison. While the revenue fuel surcharges in effect should help mitigate the increase in fuel costs, it may be difficult to completely offset incremental fuel costs over last year.”

For more than 50 years, Airborne, Inc. and its subsidiaries have served the shipping needs of business customers around the world. Today, Airborne offers total distribution solutions by providing time-sensitive delivery of documents, letters, small packages, and freight to virtually every U.S. ZIP code and more than 200 countries. Customers can select from a variety of services including Same Day, Airborne 10:30 AM, Express AM, Next Afternoon, Two Day, Ground, International Express and Freight, Ocean Service, and logistics management.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ materially from the results discussed in the forward-looking statements. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Factors that might cause such a difference include, but are not limited to, the closing of the DHL transaction and the timing thereof, professional and legal costs associated with said transaction, the ability to anticipate fuel costs and domestic and international shipping volumes, the success of cost-cutting initiatives, improving operating margins and productivity, realignment and overhead reduction efforts, regulatory and government policy, changes in customers’ shipping patterns, liquidity issues, risks associated with maintaining a fleet of aircraft and other risks and uncertainties that are described in the reports that companies file with the Securities and Exchange Commission, including Airborne’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002 and Airborne’s definitive proxy statement filed on July 11, 2003.

Additional Information and Where to Find It:

On July 11, 2003, Airborne filed a definitive proxy statement/prospectus with the Securities and Exchange Commission in connection with the DHL transaction. SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED BY AIRBORNE WITH THE SECURITIES AND EXCHANGE COMMISSION. The proxy statement/prospectus and other documents may be obtained free of charge at the SEC’s website (www.sec.gov) or by contacting Airborne, Inc. at 3101 Western Avenue, PO Box 662, Seattle, Washington 98111, Attn.: Chief Financial Officer, or by telephone at (800) 830-1592 or email at investor_relations@airborne.com

Airborne, DHL, their directors and certain of their executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Airborne and their ownership of Airborne stock is set forth in the definitive proxy statement/prospectus.

CONTACT:

Investor Relations: Lanny Michael, Chief Financial Officer, 206-830-1003

Media/News: Public Relations—Robert Mintz, 206-830-3185

AIRBORNE, INC.

FINANCIAL RESULTS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Revenues:
Domestic	$743,421	$721,385	$1,487,816	$1,435,524
International	83,659	90,538	164,134	166,991

	827,080	811,923	1,651,950	1,602,515
Operating Expenses:
Transportation Purchased	265,954	267,368	531,490	516,399
Station and Ground Operations	275,918	265,957	555,406	530,076
Flight Operations and Maintenance	133,059	132,531	275,202	257,897
General and Administrative	73,648	66,709	146,640	132,195
Sales and Marketing	21,522	23,492	43,296	45,768
Depreciation and Amortization	44,595	46,731	89,037	95,852
Federal Legislation Compensation	—	—	650	—

	814 696	802,788	1,641,721	1,578,187

Earnings (Loss) from Operations	12,384	9,135	10,229	24,328

Other Income (Expense):
Interest Income	1,171	1,056	2,267	2,314
Interest Expense	(6,757)	(8,991)	(13,936)	(16,670)
Discount on Sales of Receivables	(1,019)	(885)	(2,078)	(2,190)
Other	422	407	358	2,303

Earnings (Loss) Before Income Taxes	6,201	1,172	(3,160)	10,085

Income Tax (Expense) Benefit	(2,448)	(715)	1,325	(4,360)

Net Earnings (Loss)	$3,753	$457	$(1,835)	$5,725

Net Earnings (Loss) per Share:
Basic—	$0.08	$0.01	$(0.04)	$0.12
Diluted—	$0.08	$0.01	$(0.04)	$0.12

Diluted Average Shares Outstanding	49,386	48,982	49,005	48,785

Capital Expenditures	$11,737	$30,495	$61,916	$57,694

Segment Earnings from Operations:
Domestic	$12,539	$9,496	$12,116	$26,428
International	(155)	(361)	(1,887)	(2,100)

Total	$12,384	$9,135	$10,229	$24,328

AIRBORNE, INC.

BALANCE SHEETS

(In Thousands)

	June 30 2003	December 31 2002
	(Unaudited)
Assets:
Cash	$361,786	$339,900
Restricted Cash	61,570	36,333
Trade Accounts Receivable	140,461	169,880
Other Current Assets	113,186	100,698

Total Current Assets	677,003	646,811
Property and Equipment, Net	1,163,827	1,181,430
Equipment Deposits and Other Assets	48,934	50,845

Total Assets	$1,889,764	$1,879,086

Liabilities and Shareholders’ Equity:
Current Liabilities	$398,987	$403,381
Long-Term Obligations	369,985	370,091
Other Long-Term Liabilities	281,280	266,451
Shareholders’ Equity, Net	839,512	839,163

Total Liabilities & Shareholders’ Equity	$1,889,764	$1,879,086

OPERATING STATISTICS

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Shipments (in thousands):
Domestic
Overnight	36,853	39,839	74,164	79,756
Next Afternoon	12,078	13,000	24,258	26,185
Second Day Service	16,061	17,440	32,248	35,763
Ground Delivery Service	15,306	8,826	29,160	14,616
airborne@home	5,616	4,991	12,110	10,857

Total Domestic	85,914	84,096	171,940	167,177

International
Express	1,360	1,431	2,678	2,761
Freight	68	93	137	180

Total International	1,428	1,524	2,815	2,941

Total Shipments	87,342	85,620	174,755	170,118

Average Pounds per Shipment:
Domestic	5.12	4.72	5.10	4.58
International	53.96	59.19	55.15	57.37
Average Revenue per Pound:
Domestic	$1.66	$1.77	$1.67	$1.83
International	$1.08	$0.98	$1.04	$0.97
Average Revenue per Shipment:
Domestic	$8.64	$8.53	$8.64	$8.54
International	$58.58	$59.41	$58.31	$56.78

Operating Days	64	64	127	127